Exhibit 17

RESIGNATION

TO: GALA PHARMACEUTICAL, INC.

AND TO: THE BOARD OF DIRECTORS THEREOF

I, ALLISON HESS, hereby tender my resignation as a Director and Officer of GALA PHARMACEUTICAL INC.

Effective upon acceptance.

DATED at this 30th Day of November, 2018.

Allison Hess

/s/ Allison Hess